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                  INVESTOR SERVICE AGREEMENT

     SR&F BASE TRUST, a Massachusetts trust registered under the Investment Company Act of 1940 (the "Act") as an open-end diversified management investment company (the "Trust"), hereby appoints SteinRoe Services Inc., a Massachusetts corporation, of Chicago, Illinois ("SSI"), to furnish certain investor accounting, recordkeeping, and administrative services for the portion of the assets of the Trust represented by the shares of beneficial interest issued in the Portfolios listed in Schedule A hereto (the "Portfolios"). In connection therewith, Trust and SSI hereby agree that:

1   PORTFOLIO SERVICES.

     A. Services. SSI will perform the services set forth in Schedule B hereto relating to the establishment and maintenance of accounts of holders of beneficial interests in the Portfolio. It is understood that beneficial interests in the Portfolio will be held of record only by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations, and that SSI's duties and responsibilities hereunder shall relate only to such record investor accounts and not to the accounts of holders of shares of, or interests in, such institutions.

     B. Maintenance of Records. SSI shall maintain all records relating to the accounts of holders of beneficial interest in the Portfolio which the Portfolio is required to maintain pursuant to Rule 31a-1 under the Act and shall preserve such records for the periods prescribed by Rule 31a-2 thereunder.
All such records are and shall remain the property and under the control of the Portfolio and shall upon request be made available during reasonable business hours to the Trust's Board of Trustees or auditors at SSI's offices.

     C. Uncontrollable Events. SSI shall not be liable for damage, delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fires, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

     D. Fees and Charges. For the services rendered by SSI pursuant to this Agreement, each Portfolio will pay SSI a fee in the amount shown in Schedule B hereto.

     E. Out-of-Pocket Expenses. The Trust shall reimburse SSI for any and all out-of-pocket expenses and charges in performing services under this Agreement.

2. MAINTENANCE OF RECORDS. All records maintained by SSI in connection with the performance of its duties under this Agreement with respect to a Portfolio will remain the property of the Portfolio and will be preserved by SSI for the periods prescribed in Rule 31a-2 under the Act or such other applicable rules that may be adopted from time to time under the Act. In the event of termination of this Agreement, such records will be promptly delivered to the Trust. Such records may be inspected by the Trust or its agents at reasonable times.

3. OWNERSHIP OF SOFTWARE AND RELATED MATERIAL. All computer programs, magnetic tapes, written procedures, and similar items developed and used by SSI in the performance of this Agreement shall be the property of SSI and will not become the property of the Portfolio or the Trust.

4. REGISTRATION OF SSI AS TRANSFER AGENT. SSI represents that it is registered with the Securities and Exchange Commission as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and will notify the Trust promptly if such registration is revoked or if any proceeding is commenced before the Securities and Exchange Commission which may lead to such revocation.

5. INSTRUCTIONS, OPINION OF COUNSEL, AND SIGNATURES. At any time, SSI may apply to an officer of the Trust for instructions and may consult legal counsel for the Trust or its own legal counsel in respect of any matter arising in connection with this Agreement, and SSI shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such legal counsel. SSI shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Portfolio or such legal counsel reasonably believed by SSI to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of the Trust until receipt of written notice thereof from the Trust.

6. LIABILITY OF SSI. SSI will at all times act in good faith in the performance of its duties and obligations under this Agreement, but assumes no responsibility and shall not be liable for loss or damage unless caused by the negligence, bad faith, or willful or wanton misconduct of SSI or its employees. SSI shall in no event be liable for consequential damages, lost profits, or other special damages, even if informed of the possibility of such damage or loss.

7. INDEMNIFICATION BY TRUST. The Trust will indemnify and hold SSI harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by SSI arising from: (i) any action or omission by SSI in the performance of its duties hereunder, (ii) SSI's acting upon instructions believed by it to have been executed by a duly authorized officer of the Trust or (iii) SSI's acting upon information provided by the Trust in the form and under policies agreed to by SSI and the Trust. SSI shall not be entitled to such indemnification for loss, cost, damage or expense arising from actions or omissions constituting negligence, bad faith or willful or wanton misconduct of SSI or its agents. Prior to confessing any claim against it which may be subject to this indemnification, SSI shall give the Trust reasonable opportunity to defend against said claim in its own name or in the name of SSI.

8. LIMITATION OF LIABILITY OF TRUST. The term "SR&F Base Trust" means and refers to the Trust under a Declaration of Trust of the Trust dated August 23, 1993, as the same may subsequently thereto have been or subsequently hereto be amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Portfolio, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees or such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Portfolio as provided in the Declaration of Trust.

9. INDEMNIFICATION BY SSI. SSI will indemnify and hold the Trust harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Trust because of the negligence, bad faith or willful or wanton misconduct of SSI or its agents.

10. EXECUTION, AMENDMENT, AND TERMINATION. The term of this Agreement shall begin on the date hereof and continue until terminated as herein provided. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto and may be terminated by at least 60 days' written notice given by one party to the other. Upon termination hereof, the Trust shall pay to SSI such compensation as may be due as of the date of such termination, and shall likewise reimburse SSI for its costs, expenses and disbursements payable under the Agreement to such date.

11. SSI'S USE OF THE SERVICES OF OTHERS. SSI may, at its cost, employ, retain or otherwise avail itself of the services or facilities of other persons or organizations necessary, appropriate or convenient for the discharge of SSI's duties and obligations hereunder.

12. ASSIGNMENT. This Agreement may not be assigned (as that term is defined in the Act) by SSI without the prior written consent of the Trust. The Agreement shall automatically and immediately terminate in the event of its assignment without the prior written consent of the Trust.

13. STATE LAW. The Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois.

14. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 15th day of August, 1995.

                               STEINROE SERVICES INC.

                               By: STEPHEN P. LAUTZ,
                                   Vice President
Attest: JILAINE HUMMEL BAUER
        Secretary
                               SR&F BASE TRUST

                               By: TIMOTHY K. ARMOUR,
                                   President
Attest: JILAINE HUMMEL BAUER
        Secretary

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                      SR&F BASE TRUST
                 INVESTOR SERVICES AGREEMENT
                         SCHEDULE A

The Portfolios of SR&F Base Trust currently subject to this Agreement are as follows:

NAME OF PORTFOLIO                       EFFECTIVE DATE
SR&F Municipal Money Market Portfolio      09/28/95
SR&F High Yield Portfolio                  11/01/96
SR&F Growth & Income Portfolio             02/03/97
SR&F International Portfolio               02/03/97
SR&F Growth Investor Portfolio             02/03/97
SR&F Balanced Portfolio                    02/03/97
SR&F Growth Stock Portfolio                02/03/97
SR&F Disciplined Stock Portfolio           02/03/97
SR&F Intermediate Bond Portfolio           02/02/98
SR&F Income Portfolio                      02/02/98
SR&F High-Yield Municipals Portfolio       02/02/98
SR&F Cash Reserves Portfolio               03/02/98

Dated:  June 28, 1999
                             SR&F BASE TRUST

                             By:  THOMAS W. BUTCH
                                  Thomas W. Butch
                                  President
Attest:

NICOLETTE D. PARRISH
Nicolette D. Parrish
Assistant Secretary

                             STEINROE SERVICES INC.

                              By: THOMAS W. BUTCH
                                  President

Attest:

NICOLETTE D. PARRISH
Nicolette D. Parrish
Assistant Secretary



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                          SCHEDULE B


     The services to be performed by SSI with respect to the beneficial interests in the Portfolio pursuant to paragraph 1 are as follows:

     1. Establishing and maintaining investor accounts as instructed and reporting thereon;

     2. Processing additions to and withdrawals of amounts in investor accounts;

     3. Reporting the amount of each investor's beneficial interest in the Portfolio to the Portfolio and such investors on a daily basis;

     4. Providing such assistance as may be reasonably required to enable the Trust and its properly authorized auditors, examiners, and others designated by the Trust to properly understand and examine all books, records, computer files, microfilm, magnetic disks, and other items maintained pursuant to this Agreement, and to assist as required in such examination; and

     5.  Any necessary or required tax reporting.

     The fee for the foregoing services payable pursuant to paragraph 1.D shall be $500 per month, payable in arrears on or before the 10th day of each calendar month.